Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

ATTIS INDUSTRIES INC.

Under Section 805 of the Business Corporation

Law IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is: Attis Industries Inc.

The former name of the corporation, under which it was originally formed is: CIP, Inc.

2. The date of filing of the certificate of incorporation with the Department of State is: November 12, 1993

3.  The amendment effected by this certificate of amendment is as follows: Paragraph Fourth of the Certificate of Incorporation relating to:

capitalization of the corporation and designations of classes of preferred stock is amended as follows to amend the designations, rights and references for the Series F Preferred Stock and, to amend subparagraph j. thereof as follows:

A. In subparagraph j. of paragraph FOURTH, the following defined terms shall be deleted in their entirety from Section 1:

“Base Conversion Price”;

“Dilutive Issuance”;

“Dilutive Issuance Notice”;

“Floor Price”;

“Shareholder Approval”; and

“Trigger Date”.

B. In subparagraph j. of paragraph FOURTH, Section 6(b) shall be deleted and replaced in its entirety with the following:

“(b) Conversion Price. The conversion price for the Series F Preferred Stock shall equal the amount equal to the greater of (i) $0.50 or (ii) 100% of the lowest closing market price during the 30-calendar day period preceding the date of delivery of the Conversion Notice, subject to adjustment herein (the “Conversion Price”).”

C. In subparagraph j. of paragraph FOURTH, Section 6(e) shall be deleted and replaced in its entirety with the following: “Reserved.”

D. Section 8(a) shall be deleted and replaced in its entirety with the following:

“a. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Jeff Cosman, CEO, e-mail address jcosman@attisind.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.”

4. The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 6th day of August 2018.

/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer